Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOVO GROUP ENGAGES PIPER JAFFRAY & CO. TO ASSIST IN EXPLORATION OF STRATEGIC ALTERNATIVES

Los Angeles, CA – March 2, 2006 – Innovo Group Inc. (Nasdaq: INNO) today announced that it has engaged Piper Jaffray & Co. to advise the Company’s Board of Directors regarding strategic alternatives to enhance shareholder value, including but not limited to strategic acquisitions, a combination, sale or merger of the Company with another entity, and the raising of capital through the sale of securities or assets of the Company.

In making the announcement, the Company stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction.  The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

About Innovo Group Inc.

Innovo Group Inc., through its wholly-owned subsidiaries Joe’s Jeans, Inc. and Innovo Azteca Apparel, Inc., is a sales and marketing organization designing and selling branded and private label apparel consumer products through retailers and distributors in the domestic and international marketplaces.  The company is headquartered in Los Angeles, California.  More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “believe,” “estimate, “project,” “expect” or similar expressions and include statements related to the engagement of an investment bank and the Company’s decision to explore strategic alternatives. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to successfully implement a strategic plan, the decision by the Company to explore one or more strategic alternatives, whether the strategic alternatives could result in enhanced shareholder value, whether the engagement of Piper Jaffrey can result in a strategic alternative for the Company, the continued acceptance of the Company’s products in the marketplace, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in the company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.

Shane Whalen, 323-278-6764

Integrated Corporate Relations

Investors: James Palczynski/Brendon Frey

Media: John Flanagan

203-682-8200